Contact:
Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite Investor Relations
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

ShengdaTech, Inc. Reports First Quarter 2007 Results

Taian City, Shandong Province, PRC - May 7, 2007 - ShengdaTech Inc. (OTC BB: SGAT), a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products manufacturer in the People’s Republic of China (“PRC”), today reported financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Highlights

•	Revenue for the first quarter increased 36% year over year to $22.2 million

•	Gross margin increased 610 basis points year-over-year to 31.4%, due to larger contribution of NPCC products as a percentage of revenue

•	Net income for the first quarter increased 55% year over year to $5.4 million

Revenues for the first quarter of 2007 increased to $22.2 million, up 36.0% from $16.3 million in the same quarter of 2006. On a sequential basis, revenues were down slightly from $23.2 million or 4.3% from the fourth quarter 2006, due to a combination of eight less shipping days during the first quarter as a result of the closure of NPCC factories for the Chinese New Year and fluctuation in exchange rates. The product mix for the first quarter remained the same as in the fourth quarter 2006 with the chemical segment generating 59.5% of revenue and the NPCC segment generating the balance of 40.5% of revenue.

Net income increased 54.8% to $5.4 million, from $3.5 million in the first quarter 2006. On a sequential basis, net income was down 12.1% from $6.1 million in the fourth quarter of 2006. Net income in the first quarter 2007 was impacted by the end of the tax holiday on the original NPCC factory which resulted in an effective tax rate of 16.5% on income generated from that factory. Fully diluted earnings per share for the first quarter 2007 were $0.10 compared to $0.08 in the first quarter of 2006.

“We are happy to have started the year off with our capacity utilization rate at 100% for our NPCC production. We continue to see strong interest in the use of this unique functional filler in both new and existing applications. We are expanding our capacity to meet the increasing demand by adding 40,000 metric tons of production capacity in the second quarter and another 60,000 metric tons planned by the end of the year,” commented Mr. Xiangzhi Chen, President, CEO and Director of ShengdaTech.

Revenue from the NPCC segment was $9.0 million for the first quarter 2007, up by 140% from $3.7 million in the first quarter 2006, due to the contribution of the new Xi’an NPCC facility. Both NPCC factories operated at or slightly above designed capacity during the quarter. NPCC for the production of tires and PVC remains the largest contributor to revenue from the NPCC segment at 48.9% and 34.9% of total NPCC revenue, respectively. The percent of NPCC revenue contributed by the use of NPCC in printing ink, pulp and rubber products including latex and adhesives was 16.2% in the first quarter 2007.

Revenue from the chemical segment for the first quarter 2007 was $13.2 million, up 5.1% from $12.6 million in the first quarter 2006. The increase in chemical revenue is mainly attributed to the strong year over year growth in liquid ammonia of 97.6%. Liquid ammonia generated 34.1% of the total chemical revenue at $4.5 million compared to $2.3 million, or 17.2% of total chemical revenue, in the same period a year ago. Revenue from ammonium bicarbonate represented 28.7% of total chemical revenue while melamine and methanol represented 16.5% and 20.7% of total chemical revenue, respectively.

Gross profit increased to $7.0 million in the first quarter of 2007, up 69.4% from $4.1 million in the first quarter of 2006. Gross margin for the quarter was 31.4% compared to 25.3% in the same quarter a year ago. Gross margin was favorably impacted by the increased contribution of NPCC as a percentage of overall product mix during the first quarter 2007 compared to the first quarter 2006.

Selling expenses were $484,840, or 2.2% of revenue, in the first quarter 2007 compared to $230,590 or 1.4% of revenue, in the first quarter 2006. The increase in selling expense is attributed to the increased sales efforts for NPCC. General and administrative (“G&A) expenses were $472,091 or 2.1% of revenue compared to $539,919 or 3.3% of revenue. The decline in G&A expense is the result of management’s control of internal expenses.

Operating income for the first quarter 2007 was $6.0 million, up 79.8% from $3.3 million in the same period a year ago.

Fully diluted earnings per share for the first quarter 2007 were $0.10 compared to fully diluted earnings per share of $0.08 in the first quarter 2006 and $0.11 in the fourth quarter 2006.

Financial Condition

As of March 31, 2007, ShengdaTech had $38.8 million in cash and cash equivalents, no long-term debt and $39.6 million in working capital. Net cash provided by operations as of March 31, 2007 was $4.3 million. Shareholders’ equity stood at $63.1 million up from shareholders’ equity of $57.1 million as of December 31, 2006.

Business Outlook

In the second quarter 2007, ShengdaTech anticipates completing the addition of 40,000 metric tons of NPCC capacity which is expected to start contributing to revenues by June 2007. The company is also planning on adding an additional 60,000 metric tons capacity by year end 2007.

“We are very pleased with the progress we have made to date and are excited about the opportunities going forward. In the near term, we are focusing our research and development efforts primarily on making NPCC better for current applications and other popular plastics such as polyethylene and polypropylene. We are also increasing our exports initiatives and expect to start seeing preliminary sales to Thailand, Singapore and South Korea in the second quarter,” commented Mr. Chen. “Combined with our increase in capacity we expect to be able to achieve another year of healthy top-line and bottom-line growth.”

Conference Call

ShengdaTech will host a conference call on Monday, May 7th, 2007 at 9:00 am ET to discuss results for the first quarter of 2007. Joining Mr. Xiangzhi Chen, ShengdaTech’s Chief Executive Officer on the call will be Ms. Anhui Guo, the Chief Financial Officer and Mr. Crocker Coulson, President of CCG Elite, and Ms. Leslie Richardson, Financial Writer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:  888-482-0024. International callers should dial 617-801-9702. The pass code for the call is 683 851 51. If you are unable to participate in the call at this time, a replay will be available on Monday, May 7, 2007 at 11:00 AM ET through Monday, May 14, 2007. To access the replay, dial 888-286-8010 International callers should dial 617-801-6888. The conference passcode is 23564292. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://phx.corporate-ir.net/playerlink.zhtml?c=177763&s=wm&e=1545087. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90 day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech, Inc. (“The Company”) is engaged in the business of manufacturing, marketing and selling a variety of nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. It enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned manufacturing capacity expansion in 2007 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company’s chemical products, changes to government regulations, risk associated with operation of the Company’s new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product’s applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

--financial tables below

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$38,786,151	$34,684,142
Trade accounts receivable, less allowance for doubtful
account of $0 (unaudited) and $0, respectively	5,005,842	5,588,676
Other receivables	41,716	157,352
Advances to suppliers	4,361,989	872,289
Inventory	1,988,459	2,151,612
Receivable from related parties	1,617	1,601
Total Current Assets	50,185,774	43,455,672

Property and Equipment, net of accumulated depreciation of
$4,111,908 (unaudited) and $3,674,605, respectively	23,504,630	23,573,680

TOTAL ASSETS	$73,690,404	$67,029,352

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Trade accounts payable	$3,571,099	$2,957,413
Other payables and accrued expenses	2,183,590	2,235,758
Income and other taxes payable	1,927,345	1,237,180
Advances from customers	-	119,923
Payable to related parties	2,887,261	3,349,814
Total Current Liabilities	10,569,295	9,900,088
Shareholders' Equity
Common stock - $0.00001 par value; 100,000,000 shares authorized,
54,095,103 shares (unaudited) and 54,095,103 shares outstanding, respectively	540	540
Additional paid-in capital	21,824,121	21,824,121
Statutory reserves	3,301,379	3,301,379
Retained earnings	35,594,368	30,187,740
Accumulated other comprehensive income	2,400,701	1,815,484
Total Shareholders' Equity	63,121,109	57,129,264
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$73,690,404	$67,029,352

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months
	Ended March 31,
	2007	2006

Sales of Products	$22,180,271	$16,308,211
Cost of Products Sold	15,205,686	12,190,272

Gross Profit	6,974,585	4,117,939

Operating Expenses:
Selling expense	484,840	230,590
General and administrative expense	472,091	539,919
Total Operating Expenses	956,931	770,509

Income from Operations	6,017,654	3,347,430

Other Income (Expense):
Interest income	67,737	19,410
Other income	-	126,019
Net Other Income	67,737	145,429

Income Before Income Taxes	6,085,391	3,492,859
Provision for Income Taxes	678,763	-

Net Income	$5,406,628	$3,492,859
Comprehensive income: foreign
currency translation adjustments	585,217	375,717
Comprehensive income	$5,991,845	$3,868,576

Basic and Diluted Earnings Per Share	$0.10	$0.08

Basic and Diluted Weighted
Average Shares Outstanding	54,095,103	45,120,000

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Three Months
	Ended March 31,
	2007	2006

Cash Flows from Operating Activities:
Net income	$5,406,628	$3,492,859
Depreciation and amortization	399,396	168,161
Changes in assets and liabilities:
Account receivables	635,602	140,842
Other receivables	115,839	-
Advances to suppliers	(3,467,453)	-
Inventory	183,709	(730,660)
Trade accounts payable	582,153	1,274,791
Other payables and accrued expenses	(73,987)	(148,324)
Income and other taxes payable	675,279	790,477
Advances from customers	(120,635)	-
Net Cash Provided By Operating Activities	4,336,531	4,988,146

Cash Flows from Investing Activities:
Purchase of property and equipment	(98,409)	(1,862,355)
Net Cash Used In Investing Activities	(98,409)	(1,862,355)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	13,969,714
Changes in related parties receivable/ payable	(493,739)	-
Other receivables	-	14,203
Net Cash (Used in) Provided by Financing Activities	(493,739)	13,983,917

Effect of Exchange Rate Changes in Cash	357,626	162,114

Net Change in Cash	4,102,009	17,271,822
Cash and Cash Equivalents at Beginning of Period	34,684,142	10,749,300
Cash and Cash Equivalents at End of Period	$38,786,151	$28,021,122

####